UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2019

CONSTELLATION BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive, Building 100, Victor, NY 14564
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code   (585) 678-7100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01	Regulation FD Disclosure.

On April 18, 2019, Constellation Brands, Inc. (“Constellation”) issued a news release announcing that it had entered into an agreement with Canopy Growth Corporation (“Canopy”) to modify the terms of certain warrants and other rights; a copy of which release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

References to Constellation’s website and/or other social media sites or platforms in the releases do not incorporate by reference the information on such websites, social media sites or platforms into this Current Report on Form 8-K, and Constellation disclaims any such incorporation by reference. The information in the news release attached as Exhibit 99.1 is incorporated by reference into this Item 7.01 in satisfaction of the public disclosure requirements of Regulation FD. This information is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and is not otherwise subject to the liabilities of that section. Such information may be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references the information incorporated by reference herein.

Item 8.01	Other Events.

On April 18, 2019, Constellation announced that it had entered into an agreement with Canopy to modify the terms of certain common share purchase warrants in Canopy (the “CBG Warrants”) and certain other rights. The proposed modifications of the CBG Warrants are subject to the approval of Canopy’s shareholders. The CBG Warrants were acquired on November 1, 2018 by CBG Holdings LLC (“CBG”), a wholly-owned Constellation subsidiary. The CBG Warrants consist of 88,472,861 “Tranche A” warrants exercisable at a price of C$50.40 per share and 51,272,592 “Tranche B” warrants exercisable upon the exercise, in full, of the Tranche A warrants at a price based on the five-day volume-weighted average trading price of Canopy common shares on the Toronto Stock Exchange immediately prior to exercise. The CBG Warrants are currently exercisable over a three-year period from November 1, 2018.

As a result of the proposed modifications, the CBG Warrants will consist of three tranches of warrants. The 88,472,861 modified Tranche A warrants will continue to have an exercise price of C$50.40 per warrant share but would expire November 1, 2023. The remaining CBG Warrants would consist of 38,454,444 modified Tranche B warrants exercisable upon the exercise, in full, of the modified Tranche A warrants, at an exercise price of C$76.68 per warrant share and 12,818,148 “Tranche C” warrants exercisable upon the exercise, in full, of the modified Tranche A warrants, at an exercise price based on the five-day volume-weighted average trading price of Canopy common shares on the Toronto Stock Exchange immediately prior to exercise. The modified Tranche B warrants and the Tranche C warrants would expire November 1, 2026. Additionally, the exercise price of the modified Tranche B warrants and the Tranche C warrants may be reduced in the event Canopy does not purchase, for cancellation, 27,378,866 of its common shares during a period beginning April 18, 2019, and ending on the date that is 24 months after the date that all the modified Tranche A warrants are exercised, provided that the aggregate purchase price of the number of shares that can be purchased for cancellation shall not exceed C$1,582,995,262. If for any reason Canopy has not purchased for cancellation the common shares required to be purchased for cancellation, CBG will be credited an amount that will reduce the aggregate exercise price otherwise payable upon each exercise of the modified Tranche B warrants and the Tranche C warrants to an amount equal to the difference between C$1,582,995,262 and the actual price paid by Canopy in purchasing its common shares for cancellation.

Additionally, the number of modified Tranche B warrants or Tranche C warrants shall be decreased by one for each Canopy common share acquired by Constellation and its subsidiaries on the open market or in private agreement transactions with existing holders of Canopy common shares, up to an aggregate maximum reduction of 20,000,000 warrants. Absent this modification, Constellation currently cannot acquire additional Canopy common shares on the open market or in private agreement transactions with existing holders of Canopy common shares until all the CBG Warrants have been exercised or have expired.

The foregoing proposed changes are the result of Canopy’s announced intention to acquire Acreage Holdings, Inc. (“Acreage”) upon federal cannabis legalization in the United States, subject to certain conditions. Various approvals, including but not limited to approval by Canopy shareholders of both the Acreage transaction and the modifications to the CBG Warrants, are required for the modifications to the CBG Warrants to be effective.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	News Release of Constellation Brands, Inc. dated April 18, 2019.

INDEX TO EXHIBITS

Exhibit No.	Description

(99)	ADDITIONAL EXHIBITS

(99.1)	News Release of Constellation Brands, Inc. dated April 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 19, 2019	CONSTELLATION BRANDS, INC.

		By:	/s/ David Klein
David Klein
Executive Vice President and Chief Financial Officer